AS FILED WITH THE SECURITIES AND EXCHANGE
                            COMMISSION ON MAY 2, 2000


                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            Metallica Resources Inc.
                            ------------------------
             (Exact name of registrant as specified in its charter)


        Ontario, Canada                                   980168700
        ---------------                                   ---------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


3979 E. Arapahoe Road, Suite 100, Littleton, Colorado       80122
-----------------------------------------------------       -----
(Address of Principal Executive Offices)                 (Zip code)



                            METALLICA RESOURCES INC.
                             1996 STOCK OPTION PLAN
                                       AND
                             1994 STOCK OPTION PLAN
--------------------------------------------------------------------------------
                           (Full titles of the plans)

             Richard J. Hall, President and Chief Executive Officer
                            Metallica Resources Inc.
                          c/o Metallica Management Inc.
                        3979 E. Arapahoe Road, Suite 100
                            Littleton, Colorado 80122
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (303) 796-0229
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             Alan L. Talesnick, Esq.
                             Francis B. Barron, Esq.
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776



                                  CALCULATION OF REGISTRATION FEE

====================================================================================================
                                               Proposed
                                               maximum          Proposed maximum
Title of securities to be   Amount to be  offering price per   aggregate offering     Amount of
     registered (1)          registered          unit               price (2)      registration fee
----------------------------------------------------------------------------------------------------
Common Stock that may be
issued pursuant
to Company's Stock
Option Plans                 4,500,000          $ .25              $1,125,000           $297
----------------------------------------------------------------------------------------------------
TOTALS                       4,500,000                             $1,125,000           $297
====================================================================================================


(1) Consists of 2,100,000 shares issued or issuable pursuant to the Company's 1996 Stock Option Plan and 2,400,000 shares issued or issuable pursuant to the Company's 1994 Stock Option Plan (as amended).

(2) The proposed maximum aggregate offering price was calculated pursuant to Rule 457(c), using the average of the high and low reported sales prices of the Company's common stock as reported on the OTC Bulletin Board on April 28, 2000, which is within five business days of the date of filing (May 2, 2000) this registration statement on Form S-8.

                                    THE PLANS

     This Registration Statement relates to 2,100,000 shares of common stock issuable upon the exercise of stock options that have been granted or may be granted to our key employees and our subsidiaries' key employees and others pursuant to our Stock Option Plan (the "1996 Plan"). The 1996 Plan was approved by our Board Of Directors on May 9, 1997 and by our shareholders at the 1997 Annual Meeting Of Shareholders on June 24, 1997. Pursuant to the 1996 Plan, an aggregate of 2,100,000 shares of common stock may be granted to service providers, including employees, insiders and consultants, as defined in the 1996 Plan, subject to the Board's full and final authority to determine these persons.

     This Registration Statement also relates to 2,400,000 shares of common stock issuable upon the exercise of stock options that have been granted or may be granted to our key employees and our subsidiaries' key employees and others pursuant to our 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan was approved by our Board Of Directors on August 18, 1994, by our shareholders on September 29, 1994 and amended by the directors on July 21, 1995. Pursuant to the 1994 Plan, an aggregate of 2,400,000 shares of common stock may be granted to employees, directors, officers and consultants, subject to the Board's full and final authority to determine these persons.

                           THIS REGISTRATION STATEMENT

     This registration statement relates to two separate prospectuses.

     Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to offers to our employees, consultants and others of up to 2,100,000 shares of common stock that may be issued pursuant to our 1996 Plan and of up to 2,400,000 shares of common stock that may be issued pursuant to our 1994 Plan. Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the re offer or resale of any shares which are deemed to be control securities or restricted securities under the Securities Act of 1933.

     Neither the 1996 Plan nor the 1994 Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Participants in either plan may obtain additional information regarding the plans by calling us at (303) 796-0229 or writing to us at Metallica Resources Inc., c/o Metallica Management Inc., Attention: Bradley J. Blacketor, Chief Financial Officer, 3979 E. Arapahoe Road, Suite 100, Littleton, Colorado 80122.

                                                              REOFFER PROSPECTUS




                            METALLICA RESOURCES INC.
                        4,500,000 Shares Of Common Stock



     This prospectus relates to the transfer of up to 4,500,000 shares of common stock of Metallica Resources Inc. by the selling stockholders identified in this prospectus who may receive common stock pursuant to the plans described in this prospectus. The shares have been, or will be, acquired by the selling stockholders upon the exercise of options granted under our 1996 Stock Option Plan and 1994 Stock Option Plan.

     The selling stockholders may sell their shares at market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices. Brokerage fees or commissions may be paid by the selling stockholders in connection with sales of shares.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the exercise, if any, of options that have been or may be granted pursuant to the plans.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "METL F". On April 25, 2000, the closing price of the common stock was $.25 per share.

     Investing in our shares involves certain risks. See the "Risk Factors" section beginning on page 4.

     Neither the Securities And Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                   The date of this prospectus is May 2, 2000

                    ----------------------------------------

                                TABLE OF CONTENTS

                    ----------------------------------------


PROSPECTUS SUMMARY..........................................................3

RISK FACTORS................................................................4

THE COMPANY.................................................................6

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION...............................7

LEGAL MATTERS...............................................................10

EXPERTS.....................................................................10

SECURITIES AND EXCHANGE COMMISSION POSITION ON
     CERTAIN INDEMNIFICATION................................................10

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
     CAUTIONARY STATEMENTS..................................................10

WHERE YOU CAN FIND MORE INFORMATION.........................................11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................11

                               PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. You should read this entire prospectus carefully, including the "Risk Factors" section and our periodic reports filed with the SEC that are incorporated by reference into this prospectus, prior to investing in the common stock.


The Company         We acquire, explore and evaluate mineral properties and
                    either develop these properties or dispose of them when the eval prospects are examined on our behalf by independent consultants. Through our subsidiaries, we are presently engaged in the business of exploring precious and base metals in Mexico, Chile and Brazil. We are also evaluating properties for potential acquisition in the United States and other Latin America countries.

The Offering        The selling stockholders may use this prospectus to sell a total of 4,500,000 shares of common stock. The shares have been or will be acquired by the selling stockholders pursuant to our 1996 Stock Option Plan and 1994 Stock Option
                    Plan.

                    We will not receive any proceeds from sales of common stock as described in this prospectus. However, we will receive proceeds from the exercise, if any, of options to purchase shares of common stock, which options have been or may be issued pursuant to the Plans.

Company Offices     Our offices are located at, c/o Metallica Management Inc.,
                    3979 E. Arapahoe Road, Suite 100, Littleton, Colorado 80122, telephone number (303) 796-0229.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors that affect us, together with the other information contained in or incorporated by reference into this prospectus.

We have a limited operating history.

     We have a limited operating history since we started in the mineral exploration and development business in 1994. We had a net loss of $2,412,533 for the fiscal year ended December 31, 1999. There is no assurance that our future operations will be profitable.

We depend on key employees and our business may suffer if we lose either of these employees.

     We are highly dependent on the services of Richard J. Hall, our President and Chief Executive Officer, Fred H. Lightner, our Chief Operating Officer and Senior Vice President, and Bradley J. Blacketor, our Chief Financial Officer and Secretary. The loss of Mr. Hall, Mr. Lightner, or Mr. Blacketor, could hurt our business. We do not carry "key man" life insurance on any of these executive officers, and there is no guarantee that we could replace either at an affordable compensation level.

We depend on the availability of skilled labor which is difficult to attract and retain.

     Our future success will depend to a significant extent upon our ability to attract, train and retain skilled technical, management and consulting personnel. Competition for skilled personnel is intense, and if we fail to attract or retain such personnel our business could suffer.

Many of our competitors have more resources than we do.

     Our business is in significant and increasing competition for the limited number of mineral acquisition opportunities available in North and South America. Many of our competitors include large, established mining companies with substantial capabilities and greater financial and technical resources than we do. As a result, we may not be able to acquire potential mineral properties on the terms that we consider acceptable.

The mining business is speculative in nature.

     Exploration for minerals is a speculative business involving a high degree of risk. Few properties that are explored are ultimately developed into producing mines. We cannot predict that our expenditures on mineral properties will result in discoveries of commercial quantities of ore.

We need additional funding to sustain our operations.

     We anticipate that we will need additional funding for our exploration and development activities. Failure to obtain such financing will result in the delay or indefinite postponement of development work on our existing properties as well as the possible loss of properties. The availability of a reliable source of revenue to sustain our operations is beyond our control.

Domestic and foreign governments regulation could hurt our business.

     Our mining operations and exploration activities are subject to various federal, state, provincial and local laws and regulations. These laws relate to, among others, prospecting, development, mining, production, importing and exporting minerals; taxes; labor standards; occupations health; waste disposal; protection of the environment; mine safety; and toxic substances. We are generally required to obtain licenses and permits to conduct mining operations. The application process for such permits can take from six to eighteen months, depending upon the backlog of application process and other conditions affecting the regulatory agencies in Mexico and other South American countries. We do not expect the costs of application to be material. However, there is no guarantee that new laws or regulations, particularly environmental legislation, will not affect our operations or that appropriate regulatory approval or permits will be granted. In addition, under certain circumstances, we may be required to close an operation until a particular problem is remedied or to undertake other remedial actions.

Environmental-related liabilities could have a substantial affect on our financial position.

     Hazards such as environmental exposures, industrial accidents, labor disruptions and unusual or unexpected formations and other conditions could result in damage to or destruction of mineral properties or producing facilities. We may become subject to liability for environmental pollution or hazards that we cannot or choose not to insure due to high premium costs or other reasons. We do not currently carry any liability insurance relating to these types of risks. Payment of these liabilities could have a substantial adverse effect in our financial position.

Conflicts of interest.

     Some of our directors and officers are associated with other companies which acquire interests in mineral properties. Dennis M. Marsh, a director of the Company, is the Senior Vice President of Beutel, Goodman & Company Ltd. J. Alan Spence, also a director of the Company, is the President of Spence Resource Management Inc., a mineral resource consulting firm, and is Chairman of Bactech Enviromet Corp., a refractory minerals process technology company. Ian A. Shaw, a director of the Company, is an independent financial consultant to the mining industry. Oliver Lennox-King, a director of the Company, is Chairman of Southern Cross Resources Inc., a uranium mining company. These associations may in the future give rise to conflicts of interest from time to time. However, our directors are obligated to act in good faith in making decisions with regard to our activities.

Our common stock is subject to penny stock regulation.

     The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on national securities exchanges or quoted on the NASDAQ system). When our shares are traded for less than $5 per share, as they currently are, the shares will be subject to the Commission's penny stock rules unless (1) our net tangible assets exceed $5,000,000 during our first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as the common stock is subject to the penny stock rules, stockholders may find it difficult to sell their common stock.

There may be no market for the common stock, and stock prices have been volatile.

     There may be no ready market for the common stock and an investor cannot expect to liquidate his or her investment regardless of the necessity of doing so. Investors should recognize the illiquidity of an investment in the common stock. Also, there has been an extremely limited public market for the common stock, and there is no assurance that the market will be sustained or will expand.

     The price of the common stock is highly volatile. Due to the low price of the common stock, many brokerage firms may not deal with the common stock because it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for the common stock. In addition, there is no assurance that an investor will be in a position to borrow funds using the common stock as collateral.

     For the foreseeable future, trading in the common stock, if any, will occur in the over-the-counter market and the common stock will be quoted on the OTC Bulletin Board. The closing price for the common stock on April 25, 2000 was $.25. Although our common stock was listed on the NASDAQ SmallCap stock market in 1996, we do not anticipate that it will qualify for listing on this stock market or any other market or exchange in the near future. Holders of the common stock may be unable to sell their common stock when they wish to do so, if at all. In addition, the free transferability of the common stock will depend on the securities laws of the various states in which it is proposed the common stock be traded.

                                   THE COMPANY

     We acquire, explore and evaluate mineral properties and either develop these properties or dispose of them when the evaluation is completed. Potential prospects are examined both internally and on our behalf by independent consultants. In most instances in which a decision is made to acquire a property, we conduct preliminary exploration activities and subcontractors carry out, under our supervision, more specialized aspects of our exploration program, such as drilling.

     Since our reorganization in 1994, we have been involved in exploration projects in various Latin American countries. Currently, through our subsidiaries, we have exploration projects in Chile and Brazil, and a gold and silver mine development project in Mexico. Our 50% interest in the Cerro San Pedro gold and silver mine development project is located approximately 20 kilometers northeast of the city of San Luis Potosi, Mexico. Our 50% joint venture partner, Cambior Inc., must spend $20 million on mine development by December 31, 2000 in order to retain its 50% interest in the Cerro San Pedro project. In the event that Cambior does not contribute $20 million towards development of the Cerro San Pedro project by December 31, 2000, its 50% interest will revert back to Metallica. The Manifestacion de Impacto Ambiental ("MIA"), which is the equivalent of an Environmental Impact Statement in the United States, was issued by the Mexican federal government in March 1999. Negotiations are underway with State and local Mexican regulatory agencies to secure the remaining permits. A number of significant events must occur before commercial production at the Cerro San Pedro project can begin, including procurement of all necessary regulatory permits and approvals, financing of the anticipated mine development costs and the acquisition of certain surface rights.

     Our El Morro exploration project consists of the El Morro and La Fortuna copper/gold properties, which are located 80 kilometers east of the city of Vallenar, Chile. Metallica owns a 100% interest in the El Morro property and has an option to acquire a 100% interest in the La Fortuna property by making payments of $3.2 million to its former owners over a four-year period beginning in July 1999. We have entered into a joint venture agreement with Noranda Inc. under which Noranda has an option to earn up to a 70% interest in the El Morro exploration project by investing $10 million in exploration expenditures over a five-year period beginning in September 1999. In addition, Noranda must pay $10 million to us in September 2005 and raise $1 million in a private placement for us on or before September 14, 2001, at 1.5 times the average trading price per share of our common stock.

     We also own a 100% interest in the Mara Rosa gold exploration project, which is located in Goias State in central Brazil. We have recently hired a Brazilian consulting geologist to assist with a review and enhancement of its understanding of the geology and mineral deposits of the Mara Rosa project and the surrounding area

     Our main corporate office is located at Metallica Resources Inc., c/o Metallica Management Inc., 3979 E. Arapahoe Road, Suite 100, Littleton, Colorado 80122. Our telephone number is (303) 796-0229 and our fax number is (303) 796-0265. We also have offices in Canada, our province of incorporation, located at 36 Toronto Street, Suite 1000, Toronto, Ontario M5C 2C5.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     We are registering the transfer, on behalf of the selling stockholders, of up to 4,500,000 shares of common stock. These shares consist of the following:

     o 2,100,000 shares that may be issued by the selling stockholders when they exercise their options to purchase common stock, which options have been or may be granted pursuant to the 1996 Plan, or

     o 2,400,000 shares that may be issued by the selling stockholders when they exercise their options to purchase common stock, which options have been or may be granted pursuant to the 1994 Plan.

     The selling stockholders may transfer the common stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, the selling stockholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling stockholders in their sole discretion. This prospectus may be used by the selling stockholders to transfer shares of the common stock to affiliates of the selling stockholders. Additionally, agents, brokers or dealers or other lenders may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in that capacity. We will receive no proceeds from the sale of common stock by the selling stockholders.

     It is anticipated that the selling stockholders will offer the shares in direct sales to private persons and in open market transactions. The selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the selling stockholders. The selling stockholders informed us that they do not have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and intend to contact various broker/dealers to identify prospective purchasers. Additionally, agents, brokers or dealers may acquire shares or interests in shares as a pledge and may, from time to time, effect distributions of the shares or interests in such capacity.

     The following table sets forth the name and position of each prospective selling stockholder who is a director or executive officer of our Company; the number of shares of common stock owned as of the date of this prospectus, including shares which may be acquired pursuant to the exercise of outstanding options; and the number of shares and the percentage of all outstanding shares owned assuming the sale of all the shares covered by this prospectus.

                                                                                     After Offering
                                                                                     --------------
                                                    Number of       Number Of
                                                   Shares Owned   Shares Covered
                                                     Prior To     By Prospectus   Number Of
      Name                    Position             Offering (1)        (2)         Shares     Percent
      ----                    --------             ------------        ---         ------     -------

Bradley J. Blacketor   Chief Financial Officer      300,000(3)       300,000            0        *

Richard J. Hall        Chief Executive Officer;     302,500(4)       300,000        2,500        *
                       President; and Director

Oliver Lennox-King     Director                     150,000(5)       100,000       50,000        *

Fred H. Lightner       Chief Operating Officer;     778,000(6)       646,000      132,000        *
                       Senior Vice President;
                       and Director

Denis M. Marsh         Director                     147,500(7)        97,500       50,000        *

Craig J. Nelsen        Chairman Of The Board        975,000(8)       525,000      450,000       1.7%

Ian A. Shaw            Director                     132,000(9)       112,000       20,000        *

Alan J. Spence         Director                     117,500(10)       97,500       20,000        *

----------

*    Less than one percent.

(1) "Beneficial ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Consists of all shares that have been or may be acquired upon exercise of options issued under the 1996 Plan or the 1994 Plan, including options that are not currently exercisable.

(3) Includes 175,000 shares underlying options granted under the 1996 Plan for $2.55 per share that expire on March 19, 2002; 100,000 shares underlying options granted under the 1996 Plan for $2.55 per share that expire on February 20, 2003; and 25,000 shares underlying options granted under the 1996 Plan for $1.11 per share that expire on March 17, 2004 of which 16,667 shares vested to date and the remaining 8,333 shares vest on March 17, 2001.

(4) Includes 300,000 shares underlying options granted under the 1996 Plan for $.70 per share that expire on November 8, 2004 of which 100,000 shares vested to date, 100,000 shares vest on November 8, 2000 and 100,000 shares vest on November 8, 2002. The table also includes Mr. Hall's ownership of 2,500 shares of common stock.

(5) Includes 75,000 shares underlying options granted under the 1996 Plan for $2.24 per share that expire on May 4, 2003 of which 45,000 shares vested to date and 30,000 shares vest on May 4, 2000; 25,000 shares underlying options granted under the 1996 Plan for $1.11 per share that expire on March 17, 2004 of which 16,667 shares vested to date and 8,333 shares vest on March 17, 2001. The table also includes Mr. Lennox-King's ownership of 50,000 shares of common stock.

(6) Includes 245,000 shares underlying outstanding options granted under the 1994 Plan for $2.55 per share that expire on September 10, 2001; 200,000 shares underlying options granted under the 1996 Plan for $2.55 per share that expire on February 20, 2003; 200,000 shares underlying options under the 1996 Plan for $1.11 per share that expire on March 17, 2004 of which 133,333 shares vested to date and 66,666 shares vest on March 17, 2001. The table also includes Mr. Lightner's ownership of 132,000 shares of common stock.

(7) Includes 30,000 shares underlying outstanding options granted under the 1994 Plan for $.50 that expire on January 14, 2004; 25,000 shares underlying outstanding options granted under the 1994 Plan for $2.87 per share that expire on September 21, 2000; 17,500 shares underlying outstanding options granted under the 1996 Plan for $2.55 that expire on October 25, 2001; 25,000 shares underlying options granted under the 1996 Plan for $1.11 that expire on March 17, 2004 of which 16,667 shares vested to date and 8,333 shares vest on March 17, 2001. The table also includes Mr. Marsh's ownership of 50,000 shares of common stock.

(8) Includes 100,000 shares underlying outstanding options granted under the 1994 Plan for $.85 per share that expire on April 20, 2005; 25,000 shares underlying outstanding options granted under the 1994 Plan for $2.87 per share that expire on September 21, 2000; 175,000 shares underlying outstanding options granted under the 1996 Plan for $2.55 per share that expire on October 25, 2001; 200,000 shares underlying options granted under the 1996 Plan for $2.55 per share that expire on February 20, 2003; 25,000 shares underlying options granted under the 1996 Plan for $1.11 per share that expire on March 17, 2004 of which 17,500 shares vested to date and 7,500 shares vest on March 17, 2001. The table also includes Mr. Nelsen's ownership of 450,000 shares of common stock.

(9) Includes 20,000 shares underlying outstanding options granted under the 1994 Plan for $.50 per share that expire on January 14, 2004; 25,000 shares underlying outstanding options granted under the 1994 Plan for $1.99 per share that expire on July 25, 2000; 25,000 shares underlying outstanding options granted under the 1994 Plan for $2.87 per share that expire on

     September 21, 2000; 17,500 shares underlying outstanding options granted under the 1996 Plan for $2.55 per share that expire on October 25, 2001; 25,000 shares underlying options granted under the 1996 Plan for $1.11 that expire on March 17, 2004 of which 16,667 shares vested to date and 8,333 shares vest on March 17, 2001. The table also includes Mr. Shaw's ownership of 20,000 shares of common stock.

(10) Includes 30,000 shares underlying outstanding options granted under the 1994 Plan for $.50 per share that expire on January 14, 2004; 25,000 shares underlying outstanding options granted under the 1994 Plan for $2.87 per share that expire on September 21, 2000; 17,500 shares underlying outstanding options granted under the 1994 Plan for $2.55 per share that expire on October 25, 2001; 25,000 shares underlying options granted under the 1996 Plan for $1.11 per share that expire on March 17, 2004 of which 16,667 shares vested to date and 8,333 shares vest on March 17, 2001. The table also includes Mr. Spence's ownership of 20,000 shares of common stock.

                                  LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with the application of U.S. securities laws to this offering. Beach, Hepburn, Toronto, Ontario, has acted as our counsel in connection with the validity of shares that may be offered by this prospectus.

                                     EXPERTS

     The audited financial statements of Metallica Resources Inc. appearing on Form 6-K filed with the SEC on April 24, 2000 and on Form 20-F filed with the SEC on May 20, 1999 have been examined by PricewaterhouseCoopers LLP, certified public accountants. These financial statements are incorporated into this prospectus by reference to that Form 20-F and Form 6-K in reliance upon the report of that firm included with the financial statements and upon the authority of that firm as experts in auditing and accounting.

                       SECURITIES AND EXCHANGE COMMISSION
                       POSITION ON CERTAIN INDEMNIFICATION

     Pursuant to Ontario law, our Board Of Directors has the power to indemnify officers and directors, present and former, for all costs, charges, and expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in our best interests. Our Bylaws grant this indemnification to our officers and directors.

     To the extent that indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
                              CAUTIONARY STATEMENTS

     This prospectus includes "forward-looking statements". All statements other than statements of historical fact included in this prospectus, including without limitation the statements under "Prospectus Summary" and "Risk Factors", regarding our financial position, business strategy, plans and objectives for future operations and capital expenditures, are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, we can give no assurance that the expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in the "Risk Factors" section and elsewhere in this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-8 we filed with the SEC under the Securities Act. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement. Statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and to the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information. Those statements are qualified in all respects by this reference.

     We are subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we file with the SEC can be read and copied at the Public Reference Room maintained by the SEC at the following addresses:

     o    450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024
     o    500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
     o    7 World Trade Center, New York, New York 10048

     Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information concerning the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, materials we file electronically with the SEC are available at the SEC's Internet web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

     o Our Annual Report for the fiscal year ended December 31, 1999 which was filed on Form 6-K with the SEC on April 24, 2000;

     o Our Annual Report on Form 20-F for the fiscal year ended December 31, 1998 which was filed on Form 6-K with the SEC on May 20, 1999; and

     o Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for such copies should be directed to Metallica Resources Inc., c/o Metallica Management Inc., Attention: Bradley J. Blacketor, 3979 E. Arapahoe Road, Suite 100, Littleton, Colorado 80122, ( 303) 796-0229.

                                    * * * * *

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.
------------------------------------------------

     The documents listed in (a) and (b) below are incorporated by reference in the registration statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of the filing of such documents.

     (a) Our Annual Report for the fiscal year ended December 31, 1999 which was filed on Form 6-K with the SEC on April 24, 2000;

     (b) Our Annual Report on Form 20-F for the fiscal year ended December 31, 1998 which was filed on Form 6-K with the SEC on May 20, 1999; and

     (c) Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus.

Item 4. Description Of Securities.
----------------------------------

     Not applicable.

Item 5. Interest Of Named Experts And Counsel.
----------------------------------------------

     Not applicable.

Item 6. Indemnification Of Officers And Directors.
--------------------------------------------------

     The provisions of the Business Corporations Act of Ontario provide for the indemnification of the directors and officers of the Company. These provisions generally permit indemnification of directors and officers against costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, of any civil, criminal or administrative action or proceeding that any such person may incur by reason of serving in such positions if the person acted in honestly and in good faith with a view to the best interest of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the person had reasonable grounds for believing that his or her conduct was lawful.

     Section 20 of the Company's Bylaws provides that the Company shall, to the fullest extent permitted by the provisions of Section 136 of the Business Corporations Act of Ontario, indemnify all of its officers and directors for any liability and all costs, charges and expenses that any such persons may sustain or incur in respect of any action, suit or proceeding that is proposed or commenced against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Company.

Item 7. Exemption From Registration Claimed.
--------------------------------------------

     Not Applicable.

Item 8. Exhibits.
-----------------

      4.1     1996 Stock Option Plan.
      4.2     1994 Stock Option Plan.
      4.3     Form of Stock Option Agreement
      5.1     Opinion of Beach, Hepburn regarding legality.
      23.1    Consent of Beach, Hepburn (included in Exhibit 5.1).
      23.2    Consent of Patton Boggs LLP.
      23.3    Consent of PricewaterhouseCoopers LLP.
      24.1 Power of Attorney (included in Part II of this registration statement under the caption "Signature").

Item 9. Undertakings.
---------------------

(a)  The undersigned Company hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference to the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies and verifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on the second day of May, 2000.

                                                 METALLICA RESOURCES INC.


                                                 By: /s/ Richard J. Hall
                                                 -----------------------
                                                 Richard J. Hall, President and
                                                 Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Company, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Richard J. Hall or Fred H. Lightner and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                Title                        Date
---------                                -----                        ----

/s/ Richard J. Hall        Chief Executive Officer (Principal     May 2, 2000
------------------------   Executive Officer); President;
Richard J. Hall            and Director

/s/ Fred H. Lightner       Chief Operating Officer; Senior        May 2, 2000
------------------------   Vice President; and Director
Fred H. Lightner

/s/ Bradley J. Blacketor   Chief Financial Officer; and           May 2, 2000
------------------------   Secretary (Principal Financial
Bradley J. Blacketor       Officer and Principal Accounting
                           Officer)

/s/ Craig J. Nelson        Chairman of The Board                  May 2, 2000
------------------------
Craig J. Nelson

/s/ Oliver Lennox-King     Director                               April 28, 2000
------------------------
Oliver Lennox-King

/s/ Dennis Marsh           Director                               May 2, 2000
------------------------
Dennis Marsh

/s/ Ian A. Shaw            Director                               April 28, 2000
------------------------
Ian A. Shaw

/s/ J. Alan Spence         Director                               May 2, 2000
------------------------
J. Alan Spence

                                  Exhibit Index


      4.1     1996 Stock Option Plan.
      4.2     1994 Stock Option Plan.
      4.3     Form of Stock Option Agreement
      5.1     Opinion of Beach, Hepburn regarding legality.
      23.1    Consent of Beach, Hepburn (included in Exhibit 5.1).
      23.2    Consent of Patton Boggs LLP.
      23.3    Consent of PricewaterhouseCoopers LLP.
      24.1 Power of Attorney (included in Part II of this registration statement under the caption "Signature").